Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

November 15, 2021
FOR IMMEDIATE RELEASE
Company Contact
Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169

ENERGIZER HOLDINGS, INC. DECLARES QUARTERLY DIVIDENDS
ON ITS COMMON AND PREFERRED STOCK
ST. LOUIS, November 15, 2021 - Energizer Holdings, Inc. (NYSE: ENR) announced that its Board of Directors declared dividends on its common and preferred stock as follows:
Common - a quarterly dividend of $0.30 per share of common stock. The dividend will be payable on December 15, 2021, to shareholders of record as of the close of business on November 30, 2021.
Preferred - a quarterly dividend of $1.875 per share of 7.50% Series A mandatory convertible preferred stock. The dividend will be payable on January 15, 2022, to shareholders of record as of the close of business on January 1, 2022.
About Energizer:

Energizer Holdings, Inc. (“Energizer”, NYSE: ENR), headquartered in St. Louis, Missouri, is one of the world’s largest manufacturers and distributors of primary batteries, portable lights, and auto care appearance, performance, refrigerant, and fragrance products. Our portfolio of globally recognized brands include Energizer®, Armor All®, Eveready®, Rayovac®, STP®, Varta®, A/C Pro®, Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL®, Eagle One®, Nu Finish®, Scratch Doctor®, and Tuff Stuff®. As a global branded consumer products company, Energizer’s mission is to lead the charge to deliver value to our customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.